Exhibit 99.2

FOR IMMEDIATE RELEASE

Silver Run Acquisition Corporation II Completes

$1.035 Billion Initial Public Offering

HOUSTON, TX, March 29, 2017 — Silver Run Acquisition Corporation II (the “Company”), an energy-focused special purpose entity sponsored by an affiliate of Riverstone Holdings LLC and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the closing of its initial public offering of 103,500,000 units, which includes 13,500,000 units issued pursuant to the exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $1,035,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company’s units began trading on the NASDAQ Capital Market under the ticker symbol “SRUNU” on March 24, 2017. Each unit consists of one share of the Company’s Class A common stock and one-third of one warrant. Each whole warrant entitles the holder thereof to purchase one whole share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NASDAQ Capital Market under the ticker symbols “SRUN” and “SRUNW,” respectively.

Citigroup, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Goldman, Sachs & Co. served as joint bookrunners for the offering.

The offering was made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, tel: (800) 831-9146; Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, email: newyork.prospectus@credit-suisse.com, tel: (800) 221-1037; Deutsche Bank Securities Inc., Attn.: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, email:   prospectus.CPDG@db.com, tel: (800) 503-4611; and Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, tel: (866) 471-2526, fax: (212) 902-9316, e-mail: prospectus-ny@ny.email.gs.com.

A registration statement relating to the securities has been declared effective by the SEC on March 23, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Jeffrey Taufield

Kekst and Company

(212) 521-4800